FIRST AMENDMENT TO

BRIDGEWAY FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Amended and Restated Distribution Agreement (the “Agreement”) dated as of November 12, 2010, as novated on September 30, 2021, by and between Bridgeway Funds, Inc. (the “Client”), and Foreside Fund Services, LLC (“Foreside”) is entered into as of May 12, 2023 (the “Effective Date”).

WHEREAS, Foreside and Client desire to amend Schedule 1 of the Agreement to remove the Bridgeway Small-Cap Growth Fund, Bridgeway Blue Chip Fund and Bridgeway Omni Tax-Managed Small-Cap Value Fund; and

WHEREAS, Foreside and Client desire to amend Schedule 2 of the Agreement to remove Tammira Philippe as President; and

WHEREAS, Section 8.1 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Schedule 1 to the Amendment is hereby amended and restated in its entirety as attached hereto in Appendix A.

2.	Schedule 2 to the Amendment is hereby amended and restated in its entirety as attached hereto in Appendix B.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of the Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective date.

BRIDGEWAY FUNDS, INC.

By:	/s/ Linda Giuffré
Name:	Linda Giuffré
Title:	President

FORESIDE FUND SERVICES, LLC

By:	/s/ Teresa Cowan
Name:	Teresa Cowan
Title:	President

APPENDIX A

SCHEDULE I

Funds and Classes of the Client

Funds	Class(es)
Bridgeway Ultra-Small Company Fund	Class N
Bridgeway Ultra-Small Company Market Fund	Class N
Bridgeway Aggressive Investors 1 Fund	Class N
Bridgeway Small-Cap Value Fund	Class N
Bridgeway Managed Volatility Fund	Class N
Bridgeway Omni Small-Cap Value Fund	Class N

APPENDIX B

BRIDGE WAY FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

Schedule 2 Authorized Persons

1.	Authorized Persons:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Foreside with respect to this Agreement:

Name	Title
John Montgomery	President, CEO, Co-CIO and Director of Bridgeway Capital Management, LLC

2.	Authorized Persons of (the Administrator):

The following persons are authorized to give Instructions to Foreside with respect to [DESCRIBE]:

Name	Title

3.	Change in Authorized Persons

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

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